                                                                     Exhibit 3.1



                                                                  EXECUTION COPY
                                                                       Annex B-1


                     SHAREHOLDER TENDER AND VOTING AGREEMENT

      This SHAREHOLDER TENDER AND VOTING AGREEMENT (this "Agreement") is entered into as of October 23, 2002, by and between DRS Technologies, Inc., a Delaware corporation ("Parent"), Prince Merger Corporation, a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Krishan K. Joshi, Vicky M. Joshi and UES Inc., an Ohio corporation, referred to collectively herein as ("Shareholders").

                              W I T N E S S E T H:

      WHEREAS, as of the date hereof, the Shareholders "beneficially own" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and are entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.015 per share (the "Common Stock"), of [Prince] Inc., a Florida corporation (the "Company"), set forth opposite such Shareholders' name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the power to dispose of or vote over which such Shareholders acquire during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the "Subject Shares");

      WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for Merger Sub to commence a tender offer (the "Offer") for all of the issued and outstanding shares of the Common Stock and the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger"); and

      WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Shareholders are executing this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                     TENDER AGREEMENT AND IRREVOCABLE PROXY

            Section 1.1 Tender Agreement. The Shareholders hereby agree that unless this Agreement is terminated pursuant to Article V hereof, (a) the Shareholders shall tender the Subject Shares to Merger Sub in the Offer as promptly as practicable, and in any event no later than the tenth Business Day, following the commencement of the

Offer pursuant to Section 1.1 of the Merger Agreement; provided, however, that with respect to 11,400 Subject Shares held by Vicky M. Joshi in an individual retirement account, such Shareholder shall tender the 11,400 Subject Shares as promptly as practicable under the circumstances and (b) the Shareholders shall not withdraw any Subject Shares so tendered unless the Offer is terminated or has expired without Purchaser purchasing all shares of Common Stock validly tendered in the Offer.

            Section 1.2 Grant of Irrevocable Proxy. The Shareholders hereby appoint Parent and any designee of Parent, and each of them individually, as the Shareholders' proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect the Subject Shares (x) in favor of the approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholders contained in this Agreement, and (z) except with the written consent of Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; and (ii) (A) any change in the persons who constitute the board of directors of the Company as such board is constituted as of the date of this Agreement (or their successors who were so approved); (B) any material change in the present capitalization of the Company or any amendment of the Company's articles of incorporation or bylaws; (C) any other material change in the Company's corporate structure or business; or (D) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall limit or affect Krishan K. Joshi from acting in accordance with his fiduciary duties as an officer or director of the Company. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The Shareholders agree not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article I. This proxy is given to secure the performance of the duties of the Shareholders under this Agreement. The Shareholders shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. The Shareholders shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

                  (a) The proxy and power of attorney granted pursuant to
Section 1.2(a) by the Shareholders is executed in accordance with Section
607.0722 of Florida Law and shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholders. The power of attorney granted by the Shareholders herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Shareholders. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

                                   ARTICLE II
                                    COVENANTS

            Section 2.1 Generally. The Shareholders agree that prior to the termination of this Agreement, except as contemplated by the terms of this Agreement, they shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares, or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting their ability to perform their obligations under this Agreement.

                  (a) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

                  (b) The Shareholders agree to surrender to the Company, or to the transfer agent for the Company, certificates evidencing the Subject Shares, and shall use their reasonable best efforts to cause the Company or the transfer agent for the Company to place the following legend on any and all certificates evidencing the Shares:

                  (c) THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN TENDER AND VOTING AGREEMENT, DATED AS OF OCTOBER 23, 2002, BY AND AMONG DRS TECHNOLOGIES INC., PRINCE MERGER CORPORATION AND THE SHAREHOLDERS. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

            Section 2.2 Standstill Obligations of the Shareholders. The Shareholders covenant and agree with Parent that:

                  (a) the Shareholders shall not, nor shall the Shareholders permit any of their affiliates to, nor shall the Shareholders act in concert with or permit any of their affiliates to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that shareholders of the

Company accept the Offer, tender their shares in the Offer, vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided by Article II of this Agreement.

                  (b) the Shareholders shall not, nor shall the Shareholders permit any of their affiliates to, nor shall such Shareholders act in concert with or permit any of their affiliates to act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock.

                  (c) the Shareholders shall not, and shall direct their Representatives not to, directly or indirectly, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person, other than Parent, relating to any Acquisition Proposal. The Shareholders hereby represent that they are not now engaged in discussions or negotiations with any party other than Parent with respect to any Acquisition Proposal. Promptly after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which they reasonably believe could lead to an Acquisition Proposal, the Shareholders shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, the Shareholders shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      The Shareholders hereby represent and warrant, jointly and severally, to Parent as follows:

            Section 3.1 Authority. The Shareholders have all necessary legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Shareholders have been duly authorized by all necessary action on the part of such Shareholders.

            Section 3.2 Ownership of Shares. Schedule I sets forth, opposite the Shareholders' name, the number of shares of Common Stock over which the Shareholders have record and beneficial ownership as of the date hereof. The Shareholders are the lawful owners of the shares of Common Stock denoted as being owned by the Shareholders on Schedule I and have the sole power to dispose of (or cause to be disposed of) or vote (or cause to be voted) such shares of Common Stock. The

Shareholders have good and valid title to the Common Stock denoted as being owned by such Shareholders on Schedule I, free and clear of any and all Liens, other than those Liens created by this Agreement.

            Section 3.3 No Conflicts. (i) Except for filings under the HSR Act and the Exchange Act, no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Shareholders, the consummation by the Shareholders of the transactions contemplated hereby or compliance by the Shareholders with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Shareholders are a party or by which the Shareholders or any of their Subject Shares or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation.

            Section 3.4 Reliance by Parent. The Shareholders understand and acknowledge that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Shareholders.

            Section 3.5 No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon the Shareholders execution and delivery of this Agreement.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent hereby represents and warrants to the Shareholders as follows:

            Section 4.1 Due Organization, etc. Parent is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent.

            Section 4.2 Conflicts. (i) Except for filings under the HSR Act and the Exchange Act, no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation.

            Section 4.3 Reliance by Shareholders. Parent understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

                                   ARTICLE V
                                   TERMINATION

            Section 5.1 Termination. This Agreement shall terminate, and neither Parent nor the Shareholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Parent and the Shareholders, (ii) the Effective Time, and (iii) the date of termination of the Merger Agreement in accordance with its terms; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 6.1, 6.5, 6.6 and 6.14 of this Agreement shall survive the termination of this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

            Section 6.1 Publication. The Shareholders hereby permit Parent and Merger Sub to publish and disclose in the Offer Documents and, if approval of the shareholders of the Company is required under applicable Legal Requirements, the Proxy Statement their identity and ownership of shares of Common Stock and the nature of their commitments, arrangements and understandings pursuant to this Agreement.

            Section 6.2 HSR Requirements. The Shareholders agree promptly to make all necessary filings, if any, and thereafter make any other required submissions, if any, with respect to the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement required under the HSR Act, any antitrust and competition laws of any other applicable jurisdiction and any other applicable Legal Requirements. The Shareholders shall cooperate with Parent in connection with the making of any such filings referenced in the preceding sentence, including providing copies of all such documents to Parent and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

            Section 6.3 Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this

Agreement.

            Section 6.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            Section 6.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

            Section 6.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a) if to Parent or Merger Sub, to:

                        DRS Technologies, Inc.
                        5 Sylvan Way
                        Parsippany, New Jersey 07054
                        Attention:  Nina L. Dunn
                        Telephone No.:  (973) 898-1500
                        Telecopy No.:

                        with copies to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        Four Times Square
                        New York, New York 10036
                        Attention:  Jeffrey W. Tindell
                        Telephone No.:  (212) 735-3000
                        Telecopy No.:  (212) 735-2000

                  (b) if to any of the Shareholders, to:

                        Krishan K. Joshi
                        2580 Lantz Road
                        Beavercreek, Ohio 45434

                        Vicky M. Joshi
                        2580 Lantz Road
                        Beavercreek, Ohio 45434

                        UES, Inc.
                        4401 Dayton-Xenia Road
                        Beavercreek, Ohio 45432

            Section 6.7 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

            Section 6.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 6.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            Section 6.10 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

            Section 6.11 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that each of Parent and Merger Sub may assign and transfer its rights and obligations hereunder to any direct or indirect Subsidiary of Parent.

            Section 6.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            Section 6.13 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

            Section 6.14 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

                  (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

                  (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.6. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14(c).

            Section 6.15 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            Section 6.16 Capacity. Krishan K. Joshi makes no agreement or understanding herein as a director or officer of the Company. Mr. Joshi signs this Agreement solely in his capacity as a record and beneficial owner of the Subject Shares, and nothing herein shall limit or affect any actions taken in his capacity as an officer or director of the Company.

                                    * * * * *

      IN WITNESS WHEREOF, Parent, Merger Sub and each of the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.


                                 DRS TECHNOLOGIES, INC.,
                                 a Delaware corporation


                                 By:
                                    ---------------------------------------
                                    Name:  Mark S. Newman
                                    Title: Chairman, President and
                                           Chief Executive Officer


                                 PRINCE MERGER CORPORATION,
                                 a Florida corporation


                                 By:
                                    ---------------------------------------
                                    Name:  Mark S. Newman
                                    Title: President



                                 ------------------------------------------
                                 Krishan K. Joshi



                                 ------------------------------------------
                                 Vicky M. Joshi



                                 UES, INC.,
                                 an Ohio corporation

                                 By:
                                    ---------------------------------------
                                    Name:
                                    Title:

                                   Schedule I

                            Ownership of Common Stock

    Name and Address of Shareholder                           Number of Shares
    -------------------------------                           ----------------
Krishan K. Joshi                                                   859,342
2580 Lantz Road
Beavercreek, Ohio 45434

Vicky M. Joshi                                                     338,880
2580 Lantz Road
Beavercreek, Ohio 45434

UES Inc.                                                           130,620
4402 Dayton-Xenia Road
Dayton, Ohio 45432